FBR & Co.

February 5, 2014
9:00 a.m. ET

Operator:	Good day, ladies and gentlemen, and welcome to the FBR and Co. Fourth-Quarter 2013 Earnings Conference Call.

At this time, all participants are in a listen-only mode.  Later we will conduct a question-and-answer session and instructions will follow at that time.  If anyone should require assistance, you may press star then zero.  As a reminder, this conference call is being recorded.

I would now like to turn the conference over to Shannon Small, Senior Vice President. Please begin.

Shannon Small:	Thank you and good morning. This is Shannon Hawkins Small, Senior Vice President of Corporate Communications for FBR.

Before we begin this morning's call, I would like to remind everyone that statements made concerning expectations, future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitutes forward-looking statements.  These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the demand for securities offerings, activity in the secondary securities market, interest rates, the realization of gains and losses on principal investments, available technology, competition for business and personnel, and general economic, political and market conditions.  Additional information concerning these factors that could cause results to differ materially is contained on FBR's annual report on Form 10-K and quarterly reports on Form 10-Q.

Joining us on the call today is Brad Wright, Chief Financial Officer of FBR. I will now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer.

Rick Hendrix:
Thanks Shannon.  Good morning.  Last night, we reported record annual earnings of $93 million, as much of the work we have accomplished over the last several years paid off from a profitability and shareholder return perspective.  This compares to net earnings of $30 million in 2012.

Pretax income from continuing operations was $57 million on revenues of $260 million versus $4 million in pretax income on revenues of $151 million in 2012, demonstrating clearly the operating leverage in our platform as we generate higher levels of revenue.

Pretax operating margin from continuing operations for the year was 22 percent with a return on equity of 35 percent.  These results were driven by an industry-leading net revenue per employee of $962,000 based on an average headcount of 270 during the year.

The company used all of its federal net operating loss carry-forwards in 2013 and released its valuation allowance with respect to a significant portion of its deferred tax assets, resulting in a benefit of $27 million for the year.  We expect our effective rate to begin to normalize in 2014.

During the year, we recognized $8.2 million of net income from discontinued operation.  In October, we received $19.3 million representing the final payment from the 2012 sale of our asset management business.  In total, we received $39 million from this sale over the past two years and generated a total gain of approximately $33 million.

For the full year 2013, we saw significant growth across the board in our investment banking business with revenues totaling $196 million, up from $91 million in 2012.  This revenue reflects 66 transactions and a total of $16 billion in transaction volume.

In terms of assessing the momentum in that business, we believe it's helpful to move the NMI fee recognized in 2013 back into 2012 when the capital was actually raised.  This results in a more representative year-over-year investment banking revenue comparison of $129 million in 2012 versus $158 million in 2013.  Excluding NMI, we completed five 144-As totaling approximately $1.6 billion in capital raised in 2013.  Additionally, we were book runner on seven IPOs and for the second year in a row we were book runner on the second-best performing domestic IPO of the year.

Over the course of 2013, industry pressure continued to weigh in volumes across institutional brokerage platforms. Equity volumes across the industry were down 4.7 percent year-over-year.  While our trading businesses were not immune to these challenges, for the full year, our equity volumes were up quarter-over-quarter for the last three quarters and for the year were up about 4 percent.

Overall revenue from institutional brokerage was $55 million, up from $53 million in 2012.  This year-over-year improvement is attributable in large part to our team's continued focus on building client relationships by leveraging the thought leadership and differentiated views of our research analysts as well as the expertise delivered by our trading professionals to our buy side clients.

Late in the year, we began to see the lift in equities revenue that we had anticipated from the addition of sales, trading, and research resources in the fourth quarter.  The group on-boarded in October has exceeded expectations in terms of their ability to hit the ground running and assimilate with our existing team and structure.

In research in particular, since the beginning of November, we have initiated coverage on 93 companies, bringing our current total to 475.  We expect to continue growing our coverage list over the next several months, resulting in approximately 550 companies under coverage by the middle of 2014.

During the fourth quarter, the company generated $3.6 million in investment income, contributing to a 2013 total of $9.9 million.  We also accomplished a rebalancing of our investment holdings during the quarter, moving out of some legacy merchant investments into a more diverse portfolio that is not as directly correlated to the rest of our equities franchise.

Also in 2013, we continued our focus on reducing expenses.  Non-comp fixed expenses for the year were $43.6 million, down from $45.1 million in 2012.  We expect to see further reductions in that total in 2014.

Headcount was up from 256 at the beginning of the year to 302 at year-end due to the previously mentioned strategic group hire completed in the fourth quarter and the reestablishment of our college recruiting program.

For the year, our compensation to net revenue ratio was 56 percent, which we expect to be at the low end of our peer group range.

In the fourth quarter, the company repurchased 885,000 shares at an average price of $25.80 per share.  Included in the fourth-quarter purchases were 737,000 shares at $25.75 per share from affiliates of Crestview Partners, part of a larger transaction where they sold a total of approximately 1.5 million shares, essentially completing their exit from ownership of our shares.

Crestview has been an outstanding partner through a challenging time in our industry.  They have contributed significantly with their representation on our board since their initial investment in 2006, and we appreciate their continued support.

Over the course of the full year, the company returned capital of $55.5 million to shareholders through the repurchase of 2.4 million shares at an average price of $23.36 per share.  It is important to note that, over the last three years, we have returned approximately $100 million in capital to shareholders through accretive share repurchases, having done so without diminishing the strength and liquidity of our balance sheet.

These actions, combined with the company's operating performance in 2013, resulted in tangible book value per share of $26.86 at the end of the year, up 40 percent from $19.18 at the end of 2012 and up 68 percent over the last two years.  With a remaining repurchase authority of up to 1.6 million shares, we will continue to focus on growing book value through a combination of earnings performance and the efficient allocation of capital.

As of December 31, 2013, shareholders equity totaled $291 million with $208 million held in cash.  We continue to have a transparent liquid and unlevered balance sheet, which has been a source of strength for the company.  We intend to maintain strong levels of liquidity and capital even as we work to efficiently allocate that capital to generate attractive returns for shareholders.

FBR is off to a strong start again in 2014. Our pipeline of opportunities is solid and populated by both new and long-term relationships.

We continue to be a small firm that accomplishes big things and have four clear priorities in 2014 – one, to build on the positive momentum in investment banking and institutional brokerage; two, to maintain our vigilance on expenses; three, build healthcare into an integrated core industry vertical across our organization; and four, to continue to execute a shareholder-friendly approach to capital management.  We will focus intensely on these priorities, knowing that success in these areas will result in increasing value for our shareholders.

I want to once again thank all of our employees for their contributions in 2013.  Our entire team has done an exceptional job of staying focused and on delivering differentiated ideas and outstanding execution for our clients.  I'm very confident in our team, our strategy, and our future and believe we are doing the things required to become the leading equities firm in our industry.  While we are acutely aware and are focused on potential challenges in front of us, we believe our model and our company are positioned to continue performing for clients and shareholders.

Thank you. And operator, we will now take questions.

Operator:
Thank you.  Ladies and gentlemen, if you have a question at this time, please press star then one on your touchtone telephone.  If your question has been answered, or you wish to remove yourself from the queue, you may press the pound key.  Once again, if you have a question, please press star then one.  One moment for questions.

And I show the first question is from Larry Callahan of Wheelhouse Securities.  Your line is open.

Larry Callahan:	Good morning. Could you give a little more detail on your deferred tax asset? Do you have capital loss carry-overs that are not on your balance sheet right now?

Brad Wright:
That's correct, Larry.  Our capital loss carry-forwards are fully reserved.  And to the extent that we generate capital gains, in particular during 2014 and 2015, that will reduce our effective tax rate.  That's the one thing that we know is likely to push the effective rate below the statutory rate.

Larry Callahan:	What's the magnitude of those?

Brad Wright:	The tax benefit is $16 million. So that's the tax effect of a much larger number at 40 percent.

Larry Callahan:	OK, thank you.

Operator:	Thank you. And once again if you have a question, please press star then one.
Yes, and the next question is from Joe Janssen of Barrington Research. Your line is open.

Joe Janssen:
Thank you for taking my call.  I figured I'd just sneak one in there.  I apologize for being late.  I jumped on the call late, so you might have addressed this in your prepared remarks, but maybe just talk about the pipeline, the activity, kind of where you were at, at year-end and then kind of given the volatility that we have seen in the market, has that done anything?  Has it had an effect on the pipeline, what you've seen year-to-date?

Rick Hendrix:
In terms of the pipeline, we feel good about how we are entering 2014.  We have sort of active engagements in all of our industry groups, and we have one deal on the road currently.  We have another one that is launching immediately.  So we feel like we are off to a pretty good start.

I would say the volatility has not had an impact yet.  If we see further volatility and meaningful sell-off from here in the market, that's obviously something that can impact the business.  But as it stands right now, we feel pretty good about our near-term pipeline and our ability to get it executed.

We are seeing continued momentum on the brokerage side of the business as well.  We started 2014 with sort of a continuation of what we saw at the end of 2013.  A lot of that I think is attributable to the team we brought on board in the fourth quarter.  We are seeing it show up in early votes from voting accounts and we are definitely seeing it on our desk, but we have further to go to capture everything we are looking for in those headcount additions.  But we are living in a world where volatility can show up quickly, and we know that the economy and the market is not yet normalized, but we feel good about the beginning of the year and what it looks like currently.

Joe Janssen:
Great.  And then on institutional brokerage side, you talked about the additional hires you made in Q4.  I know they are still ramping up.  If I look at that institutional brokerage business, it's kind of on an annual $50 million to $55 million run rate.  With these additional hires, kind of assuming simple math in terms of your revenue by employee base, you think $10 million to $15 million for modeling purposes, once they are fully ramped, is kind of what you're looking for in terms of the uptick in the institutional brokerage side?

Rick Hendrix:
Yes, that's in the ballpark of what we are looking for ultimately.  I don't think it's likely we will capture all of that on January 1, but if you look at – we are forecasting the run rate for the end of 2014, we would exceed that target pretty meaningfully.  And I think the number that you are looking at of 10 percent to 15 percent, that's a good target for the full year.

Joe Janssen:	OK, great. Congratulations on a great year.

Operator:	And there are no further questions at this time. I'll turn the call back for closing remarks.

Rick Hendrix:	Thank you, operator. Thank you all for joining us this morning and we look forward to talking to you in April to discuss our first-quarter results.

Operator:	Ladies and gentlemen, that concludes today's conference. You may now disconnect. Good day.

END